EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT
                                  (ERIC BLACK)

           THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 2nd day of August, 1999 (the "Effective Date"), by and between APPLIED VOICE RECOGNITION, INC., a Delaware corporation doing business as E-DOCS.NET ("Employer"), and ERIC BLACK, an individual residing in Houston, Harris County, Texas ("Employee").

                              W I T N E S S E T H:

           WHEREAS, Employer and Employee desire to enter into an agreement regarding Employee's employment with Employer pursuant to the terms and conditions set forth herein;

           NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

   1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer on the terms and conditions set forth in this Agreement.

   2. TERM OF EMPLOYMENT. The term of Employee's employment hereunder (the "Term") shall commence as of August 2, 1999 (the "Commencement Date") and shall continue (subject to termination by either Employer or Employee or extension by Employer and Employee, all as hereinafter provided) for an initial term (the "Initial Term") of three (3) years expiring on August 1, 2002 (the "Expiration Date"). Each year hereof, prior to the anniversary date of this Agreement, the Board of Directors (acting through the Compensation Committee, if deemed appropriate by such board) shall review the performance of Employee and the extent to which Employee has reached his performance goals set by the Compensation Committee of the Board of Directors. Following such review, the Board of Directors shall consider the extension of the Term for an additional year and upon written consent of both Employer and Employee, such Term shall be extended. The Expiration Date shall be automatically extended unless terminated by Employer or Employee for successive one-year periods following the expiration of the Initial Term. If Employer desires to terminate Employee's employment under this Agreement at the end of the Initial Term or at the end of any succeeding one year term, Employer shall give written notice of such desire to Employee at least one month prior to the expiration of the Initial Term or any succeeding one year term. If Employee desires to terminate Employee's employment under this Agreement at the end of the Initial Term or at the end of any succeeding one year term, Employee shall give written notice of such desire to Employer at least one month prior to the expiration of the Initial Term or any succeeding one year term. At the expiration of the then-existing term, Employer shall have no further obligation to Employee other than

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and unpaid Base Salary (as hereafter defined) under Section 3(a) and any earned and unpaid Bonus (as hereafter defined) under Section 3(b), and Employee shall have no further obligation to Employer except as set forth in Sections 7, 8, 9 and 10.

   3. COMPENSATION AND OTHER BENEFITS.

      a. As compensation for all services rendered by Employee in performance of Employee's duties or obligations under this Agreement, Employer shall pay Employee a monthly base salary of TWENTY THOUSAND EIGHT HUNDRED THIRTY-THREE AND 33/100 DOLLARS ($20,833.33) (the "Base Salary"). Employee's Base Salary shall be payable in equal semi-monthly installments or in the manner and on the timetable which Employer's payroll is customarily handled or at such intervals as Employer and Employee may hereafter agree to from time to time. Employee's salary may, but is not required to, be increased from time to time, based upon Employee's performance and other relevant factors, as Employer may deem appropriate, without affecting any other provisions of this Agreement.

      b. In addition to receiving the Base Salary provided for in Section 3(a),
(i) for the period beginning with the Commencement Date through December 31, 1999, Employee shall be entitled to a bonus of up to fifty percent (50%) of Employee's Base Salary paid during such period, and (ii) for each twelve month period thereafter, Employee shall be entitled to a bonus of up to one hundred percent (100%) of Employee's Base Salary; provided, however, Employee shall be entitled to such bonus if, and only if, Employee has met the performance criteria set by the Compensation Committee of the Board of Directors of Employer (the "Compensation Committee") for the applicable period. Criteria set by the Compensation Committee shall be set on a quarterly basis for the quarters ending September 30, December 31, March 31 and June 30, and bonuses earned pursuant hereto shall be on a quarterly basis. Employee acknowledges that the criteria for the period between the Commencement Date and December 31, 1999 have been set by the Compensation Committee and are attached hereto as EXHIBIT "A". Employer agrees that performance criteria for Employee's bonus to be earned commencing January 1, 2000 shall be set on or before January 1 of each year, and Employee shall have the opportunity to meet with and discuss such criteria with the Compensation Committee prior to the finalization of such criteria. Upon completion of the criteria for the applicable year, such criteria shall be communicated to Employee in writing. If Employee successfully meets the performance criteria established by Employer (in the discretion of Employer), Employer shall pay to Employee the bonus within thirty (30) days of the end of the applicable quarterly period.

      c. Employee shall be entitled to be reimbursed by Employer for all reasonable and necessary expenses incurred by Employee in carrying out Employee's duties under this Agreement in accordance with Employer's standard policies regarding such reimbursements.

      d. Beginning with the Commencement Date, Employee shall be entitled during the Term, upon satisfaction of all eligibility requirements, if any, to participate in

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all health, dental, disability, life insurance and other benefit programs now or hereafter established by Employer which cover substantially all other of Employer's employees and shall receive such other benefits as may be approved from time to time by Employer.

      e. During the Term, Employee shall be entitled to receive three weeks of paid vacation. In addition, Employee shall be entitled to receive paid holidays as enjoyed by all other employees of Employer.

      f. Employee shall be entitled to receive a country club allowance of up to $5,000 per year.

      g. Employee shall be entitled to reimbursement from Employer for all expenses incurred in maintaining a dedicated facsimile and internet access line for business use in Employee's residence.

      h. If Employee's employment is terminated by Employer with or without cause, following such termination, Employee shall be entitled to reimbursement for the reasonable costs of relocating and moving his household from Houston, Texas to Thomasville, North Carolina, including the cost of up to one-half of any brokerage commissions arising out of the sale of his Houston residence. The aggregate amount of such reimbursement shall not exceed $50,000. In the event such move does not take place within one year of the termination of Employee's employment hereunder, the provisions of this Section 3(h) shall terminate and be of no further force or effect.

      i. Employee shall be entitled to a reimbursement of costs of financial and tax planning by Employee reasonably required in Employee's discretion as a result of this Agreement, such reimbursement to be limited to $5,000 during the first year and $2,500 for each year thereafter.

      j. Employee shall be entitled to a disability policy at the expense of Employer that provides for payments in the amount of one-half of Employee's Base Salary during such period as Employee is disabled, as set forth in and subject to the limitations contained in such policy.

   4. DUTIES.

      a. Employee is employed to act as Chief Executive Officer and President of the Employer or in such other office or position as shall be assigned to Employee from time to time by Employer, and to perform such duties as are commensurate with Employee's position with Employer.

      b. Employee agrees that during the period of employment, Employee shall devote full-time efforts to Employee's duties as an employee of Employer and Employee shall use Employee's best efforts to perform the duties of Employee's position in an efficient and

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
competent manner and shall use Employee's best efforts to promote the interests of Employer and any affiliated companies.

      c. During the period of employment, Employee agrees not to (i) solely or jointly with others undertake or join any planning for or organization of any business activity competitive with the business activities of Employer, and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interests of Employer.

      d. Employee agrees that during the period of employment Employee shall refer to Employer all opportunities to which Employee might become exposed in carrying out Employee's duties and responsibilities hereunder that relate to voice recognition or medical transcription.

      e. So long as Employee is the Chief Executive Officer of Employer, Employee shall be entitled to be a member of the Board of Directors of Employer. Employee's election to the Board of Directors of Employer shall be undertaken at the first meeting of the Board of Directors of Employer that is held after the Effective Date.

   5. STOCK OPTION PLAN. As a further inducement to Employee to accept employment upon the terms set forth herein and in consideration of Employee's execution of this Agreement, Employee shall be granted options entitling Employee to purchase 1,500,000 shares of Employer's common stock, par value $0.001 (the "Options"), pursuant to, and Employee shall be entitled to otherwise participate in, that certain Applied Voice Recognition, Inc. 1997 Incentive Plan, as amended from time to time (the "Option Plan"). To the extent sufficient options are not available under the Option Plan, Employer agrees to take all reasonable steps to make such options available as soon as is reasonably practicable. The granting instrument for the Options will provide, in addition to other terms set forth therein, that (i) the purchase price for the Options shall be $_____ per share, (ii) one-third of the Options (being options to purchase 500,000 shares) shall vest on the first anniversary date of the Commencement Date, and (iii) one twenty-fourth (1/24th) of the remaining Options (being options to purchase 41,666 shares) shall vest on the last day of each month following the first anniversary date of the Commencement Date until all such Options have vested by August 1, 2002.

   6. TERMINATION OF EMPLOYMENT. Employee's employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the "Termination Date"):

      a. The termination of the Agreement pursuant to Section 2.

      b. Employee's employment pursuant hereto shall terminate in the event of the death of Employee.

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      c. Employer may terminate Employee's employment under this Agreement for cause without any prior notice (except as set forth in subparagraph (3) below), upon the occurrence of any of the following events:

         (1) any embezzlement or wrongful diversion of funds of Employer or any affiliate of Employer by Employee;

         (2) gross malfeasance by Employee in the conduct of Employee's duties;

         (3) breach of this Agreement and the failure to cure such breach following reasonable notice thereof;

         (4) gross neglect by Employee in carrying out Employee's duties; or

         (5) the failure of Employee to be able to perform Employee's duties hereunder for a period of not less than ninety (90) days by reason of disability. For purposes of this Agreement, Employee shall be deemed to have become disabled when the Board of Directors of Employer, upon the advice of a qualified physician, shall have determined that Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing Employee's duties under this Agreement. Before making any termination decision pursuant to this Section 6(c)(5), the Board of Directors of Employer shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable Employee to perform the essential functions of Employee's position under this Agreement despite the existence of any such disability. If such a reasonable accommodation is possible, Employer shall make that accommodation and shall not terminate Employee's employment hereunder based on such disability.

      d. If Employee's employment is terminated for any of the reasons specified in Section 6(b), (c) or (e), Employer shall no longer be obligated to make the payments specified under Section 3 or to pay to Employee any other compensation or benefits whatsoever, except as may otherwise be provided in Section 6(e). Notwithstanding the foregoing, if for any reason Employee's employment is terminated hereunder, any compensation payable under Sections 3(a) or 3(b) which shall have been earned but not yet paid shall be paid by Employer to Employee or Employee's estate, as the case may be.

      e. Employer shall have the right to terminate Employee's employment hereunder without prior notice and without cause; provided, however, (i) if such termination occurs with one year or more remaining in the Term, Employee shall continue to receive one-half of his Base Salary for twenty-four (24) months following the date of such termination, and (ii) if

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
such termination occurs with less than one year remaining in the Term, Employee shall continue to receive one-half of his Base Salary for the number of full months remaining in the Term times two (the actual term in which Employee is to receive his partial Base Salary after such termination being referred to as the "Severance Term"). In the event of such termination, Employer shall pay for Employee's COBRA benefits for the lesser of the Severance Term or the maximum period in which Employee is eligible to receive COBRA; however, in no event shall Employer be required to pay in excess of $500 per month toward such COBRA benefits. In the event Employee is terminated without cause as provided in this
Section 6(e), Employee shall not be eligible to receive the Bonus for any quarter beyond the quarter in which Employee's employment is terminated. If Employee's employment under this Agreement is terminated by Employer under this
Section 6(e), any Options that would otherwise vest on or before the next vesting period (be it annual or monthly) shall automatically become fully vested immediately upon termination; however, any additional unvested Options shall be cancelled upon termination. If Employee is terminated without cause and a Change in Control occurs as described in Section 13 within six (6) months after the termination date, then the benefits of Section 13 shall apply.

   7. INVENTIONS AND CREATIONS BELONG TO EMPLOYER.

      a. Any and all inventions, discoveries, improvements or creations (collectively, "Creations") which Employee has conceived or made or may conceive or make during the period of employment in any way, directly or indirectly, connected with Employer's business shall be the sole and exclusive property of Employer. Employee agrees that all copyrightable works created by Employee or under Employer's direction in connection with Employer's business are "works made for hire" and shall be the sole and complete property of Employer and that any and all copyrights to such works shall belong to Employer. To the extent any of the works described in the preceding sentence are not deemed to be "works made for hire," Employee hereby assigns all proprietary rights, including copyright, in these works to Employer without further compensation.

      b. Employee further agrees to (i) disclose promptly to Employer all such Creations which Employee has made or may make solely, jointly or commonly with others during the period of employment to the extent connected with Employer's business, (ii) assign all such Creations to Employer, and (iii) execute and sign any and all applications, assignments or other instruments which Employer may deem necessary in order to enable Employer, at Employer's expense, to apply for, prosecute and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to Employer all right, title and interest in said Creations.

   8. CONFIDENTIALITY; OWNERSHIP OF INFORMATION. Employer promises that Employer will, during the Term, provide Employee with access to such Confidential Information (as defined in Section 8(a)) owned by Employer and that is used in the operation of Employer's business as reasonably necessary to allow Employee to perform Employee's obligations hereunder. Employee acknowledges that Employer has agreed to provide Employee with a

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definite term of employment and with access to such Confidential Information of
Employer during that term of employment.

      a. DEFINITION. For purposes of this Agreement, "Confidential Information" means any and all information relating directly or indirectly to Employer that is not generally ascertainable from public or published information or trade sources and that represents proprietary information to Employer, excluding, however, (i) Employees' business contacts, (ii) information already known to Employee prior to Employee's employment with Employer, and (iii) information required to be divulged in any legal or administrative proceeding in which Employee is involved. Confidential Information shall consist of, for example, and not intending to be inclusive, (A) software (source and object codes), algorithms, computer processing systems, techniques, methodologies, formulae, processes, compilations of information, drawings, proposals, job notes, reports, records and specifications, and (B) information concerning any matters relating to the business of Employer, any of its customers, prospective customers, customer contacts, licenses, the prices it obtains or has obtained for the licensing of its software products and services, or any other information concerning the business of Employer and Employer's good will.

      b. NO DISCLOSURE. During the Term and at all times thereafter, Employee shall not disclose or use in any manner, directly or indirectly, and shall use Employee's best efforts and shall take all reasonable precautions to prevent the disclosure of, any such trade secrets or other Confidential Information, except to the extent required in the performance of Employee's duties or obligations to Employer hereunder or by express prior written consent of a duly authorized officer or director of Employer (other than Employee).

      c. OWNERSHIP OF INFORMATION. Such Confidential Information is and shall remain the sole and exclusive property and proprietary information of Employer or Employer's customers, as the case may be, and is disclosed in confidence by Employer or permitted to be acquired from such customers in reliance on Employee's agreement to maintain such Confidential Information in confidence and not to use or disclose such Confidential Information to any other person except in furtherance of Employer's business.

      d. RETURN OF MATERIAL. Upon the expiration or earlier termination of this Agreement for any reason, Employee shall immediately turn over to Employer all documents, disks or other magnetic media, or other material in Employee's possession or under Employee's control that (i) may contain or be derived from Creations or Confidential Information, or (ii) are connected with or derived from Employee's services to Employer. Employee shall not retain any Confidential Information in any form (e.g., computer hard drive, microfilm, etc.) upon the expiration or earlier termination of this Agreement.

   9. NONCOMPETE; WORKING FOR COMPETITOR. In consideration of Employee's employment by Employer, Employee will not, at any time during the Term or at any time for twenty-four (24) months subsequent to any termination of Employee's employment pursuant to the provisions of Section 6(c), any termination of Employee's employment pursuant to Section

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6(e) or the voluntary termination of employment by Employee pursuant to Section
2, directly or indirectly, within the United States, for Employee's own account or on behalf of any direct competitors of Employer, engage in any business or transaction involving (i) the design, installation, integration, service or consulting with respect to voice recognition software designs and applications, or (ii) the transcription of medical records (whether as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity), without the prior written consent of Employer, which consent may be withheld by Employer in Employer's sole and absolute discretion.

   10. NON-SOLICITATION OF EMPLOYEES. During the Term and for a period of twenty-four (24) months after the date of termination of employment, Employee will not in any way, directly or indirectly (i) induce or attempt to induce any employee of Employer to quit employment with Employer; (ii) otherwise interfere with or disrupt Employer's relationship with its employees; (iii) solicit, entice or hire away any employee of Employer; or (iv) hire or engage any employee of Employer or any former employee of Employer whose employment with Employer ceased less than one year before the date of such hiring or engagement. Employee acknowledges that any attempt on the part of Employee to induce others to leave Employer's employ, or any effort by Employee to interfere with Employer's relationship with its other employees would be harmful and damaging to Employer.

   11. EMPLOYEE'S ACKNOWLEDGEMENT. It is the express intention of Employee and Employer to comply with sections 15.50 ET SEQ. of the Texas Business and Commerce Code in effect as of the date of execution hereof. Employee stipulates that the provisions of this Agreement are not oppressive or overly burdensome to Employee and will not prevent Employee from earning an income following termination of this Agreement. Employee warrants and represents that:

      a. Employee is familiar with non-compete and non-solicitation covenants;

      b. Employee has discussed or acknowledges the opportunity to discuss the provisions of the non-compete and non-solicitation covenants contained herein with Employee's attorney and has concluded that such provisions (including, without limitation, the right to equitable relief and the length of time provided for herein) are fair, reasonable and just under the circumstances;

      c. Employee is fully aware of the obligations, limitations and liabilities included in the non-compete and non-solicitation covenants contained in this Agreement;

      d. The scope of activities covered hereby are substantially similar to those activities to be performed by Employee under this Agreement;

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      e. The twenty-four (24) month non-compete and non-solicitation period is a reasonable restriction, giving consideration to the following factors: (1) Employee and Employer reasonably anticipate that this Agreement, although terminable under certain provisions, will continue in effect for sufficient duration to allow Employee to attain superior bargaining strength and an ability for unfair competition with respect to the customers covered hereby; (2) the duration of the twenty-four (24) month non-compete and non-solicitation period is a reasonably necessary period to allow Employer to restore its position of equivalent bargaining strength and fair competition with respect to those customers covered hereby; and (3) historically, employees of all types have remained with Employer for a duration of longer than the duration of the twenty-four (24) month non-compete and non-solicitation period; and

      f. The limitations contained in this Agreement with respect to geographic area, duration and scope of activity are reasonable; however, if any court shall determine that the geographic area, duration or scope of activity of any restriction contained in this Agreement is unenforceable, it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to render such covenants valid and enforceable.

   12. REMEDIES; INJUNCTION. In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that Employer, in addition to and not in limitation of any other rights, remedies or damages available to Employer at law or in equity, shall be entitled to a permanent injunction without the necessity of proving actual monetary loss in order to prevent or restrain any such breach by Employee or by Employee's partners, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with Employee. It is expressly understood between the parties that this injunctive or other equitable relief shall not be Employer's exclusive remedy for any breach of this Agreement, and Employer shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

   13. CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred if (i) in the context of a single event or series of related events, more than 50% of the voting power of the Company's outstanding securities entitled to vote in elections of directors shall be acquired by any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than by any person which includes Employee, or (ii) as the result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, the persons who were directors of Employer immediately before the transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer. In the event of a Change in Control and any Change in Control Qualifying Event (as herein defined) shall occur, Employee shall be permitted to terminate his employment within six
(6) months of such Change in Control Qualifying Event and notwithstanding such termination, Employee shall be entitled to receive his Base Salary for the remaining Term of this Agreement. In addition, any options granted to Employee pursuant to Section 5 shall immediately vest as of such termination date; however, Employee shall not be eligible to receive the Bonus for any quarter beyond the quarter in which Employee's

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employment is terminated. For purposes hereof, a Change in Control Qualifying
Event shall include (i) a significant diminution, without mutual agreement of the parties, in the nature and scope of Employee's authority, power, functions or duties, (ii) Employer assigns to Employee, without mutual agreement of the parties, substantial additional duties or responsibilities which are inconsistent with the duties of Employee under this Agreement, or (iii) Employer transfers Employee from the principal office of the Company. Employer and Employee agree that if Employee does a spin-off initial public offering of e-Docs Health Care Information Services, Inc., and none of the circumstances described in subsections (i), (ii) or (iii) above apply, such transaction will not be a Change in Control for purposes of this Section 13, so long as replacement stock options reasonably equivalent in value to the options granted to Employee in Employer are granted to Employee in the spun-off company on terms and conditions mutually acceptable to Employer and Employee.

   14. GROSS-UP PROVISION. If any portion of any payments received by Employee from Employer shall be subject to tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended or any successor statutory provision, Employer shall pay to Employee such additional amounts as are necessary so that, after taking into account any tax imposed by Section 4999 (or any successor statutory provision), and any federal and state income taxes payable on any such tax, the Employee is in the same after-tax position that he would have been if such
Section 4999 or any successor statutory provision did not apply and no payments were made pursuant to this Section 14.

   15. ARBITRATION. The parties agree that all disputes or questions arising in connection with this Agreement and/or the termination of Employee's employment hereunder shall be settled by a single arbitrator pursuant to the rules of the American Arbitration Association in the City of Houston, Texas, and the award of the arbitrators shall be final, non-appealable, conclusive and enforceable in a court of competent jurisdiction; PROVIDED, HOWEVER, notwithstanding the foregoing, in no event shall any dispute, claim or disagreement arising under Sections 7, 8, 9 and 10 of this Agreement that requires injunctive or other equitable relief be required to be submitted to arbitration pursuant to this provision or otherwise.

   16. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Employer and Employee as follows:

      If to Employer, at:           Applied Voice Recognition, Inc.
                                    4615 Post Oak Place, Suite 111
                                    Houston, Texas 77027
                                    Attention:  President
                                    Facsimile No.: (713) 621-5870

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      with a copy to:               Boyar, Simon & Miller
                                    4265 San Felipe, Suite 1200
                                    Houston, Texas 77027
                                    Attention: J. William Boyar, Esq.
                                    Facsimile No.: (713) 552-1758


      or, if to Employee, at:       Mr. Eric Black
                                    13426 Sweet Surrender Court
                                    Houston, Texas 77041

Notices shall be deemed properly delivered and received when and if either: (i) personally delivered; (ii) delivered by nationally-recognized overnight courier;
(iii) when deposited in the U.S. Mail, by registered or certified mail, return receipt requested, postage prepaid; or (iv) sent via facsimile transmission with confirmation mailed by regular U.S. mail. Any party may change its notice address for purposes hereof to any address within the continental United States by giving written notice of such change to the other parties hereto at least fifteen days prior to the intended effective date of such change.

   17. SEVERABILITY. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Employer and Employee shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all the remaining provisions of this Agreement shall remain in full force and effect.

   18. ASSIGNMENT. This Agreement may not be assigned by any party without the prior written consent of the other parties.

   19. BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.

   20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

   21. ATTORNEYS FEES. In the event of any dispute between the parties regarding this Agreement, the prevailing party shall be entitled to be reimbursed for such prevailing party's attorneys fees and costs of court (or cost of arbitration, as applicable) by the non-prevailing party.

   22. AGREEMENT READ, UNDERSTOOD AND FAIR. Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Employer.

   23. SUBJECT TO BOARD APPROVAL. This Agreement is subject to approval of the Board of Directors of Employer. In connection therewith, Employer agrees to submit a

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
unanimous written consent of the Board of Directors approving such transaction on or before July 15, 1999, and to advise Employee promptly following such meeting as to whether this Agreement was approved. In the event this Agreement is not approved on or before such date, this Agreement shall be void and of no further force or effect.

           IN WITNESS WHEREOF, the parties have executed this Agreement on the 2nd day of August, 1999, effective as of the Effective Date.

                                    EMPLOYER:

                                    APPLIED VOICE  RECOGNITION,  INC., a
                                    Delaware corporation d/b/a e.DOCS.NET


                                    By:______________________________________
                                       Timothy J. Connolly
                                       Chairman


                                    EMPLOYEE:


                                     __________________________________________
                                    ERIC BLACK



                Signature Page to Eric Black Employment Agreement

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
                                   EXHIBIT "A"

                                   E-DOCS.NET
                          1999 INCENTIVE PLAN CRITERIA
                                   Eric Black

        50% OF INCENTIVE COMPENSATION BASED ON E-DOCS ACHIEVING TARGETED
           REVENUE RUN RATE AND TARGETED EBITDA BY DECEMBER 31, 1999.


      *OTHER CRITERIA: 50% of incentive compensation based on completion of the following (to the satisfaction of the Compensation Committee of Employer):

      20% Establish a common/integrated technology plan that addresses the specialty and hospital market (the role of DVI, VC99, document management, Speech Machines and VPN)

      10% Define and have begun implementing the delivery of services to the Hospital and specialty market (specific roll of all technical resources)

      10% Establish comprehensive Sales Program incorporating sales incentives based on the quality of pricing, sales volume, customer retention and develop a price increase program and establish for both district personnel and senior management a quarterly incentive program with measurable goals

      10% Establish "Monthly Operating Review" process which would include a review of past month with an action plan for the current month and a mid-month projection and operational review and establish a budget and cost tracking program for all departments



      * Minimum of 90% of the Targeted Revenue Run Rate and Targeted EBITDA must be achieved to qualify for "other criteria" bonus components.


  Targeted Revenue Run Rate means a Revenue Run Rate based on the average accrual basis gross revenues from medical transcription services and product sales (but not extraordinary consulting services) for November and December, 1999 of no less than $898,000 per month. Targeted EBITDA means average EBITDA for November and December, 1999 of no less than -$227,000 per month. Targeted Revenue Run Rate and Targeted EBITDA will be adjusted for acquisitions made after the Effective Date not included in Employer's July 14, 1999 Business Plan.

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